Exhibit 99.2

Holly Corporation Provides Update on Construction Fire at Navajo Refinery

3/3/2010
DALLAS – Holly Corporation (NYSE:HOC) today provided an update regarding the fire that occurred yesterday in a new asphalt tank that was under construction at its subsidiary’s Navajo Refinery in Artesia, New Mexico.

The Company is saddened to report that there was one confirmed fatality and one person remains missing and is assumed to be a second fatality. The fire also resulted in serious injuries to two of the contractor’s employees.

David Lamp, President of Holly Corporation, today issued the following statement:
“Everyone at Holly is deeply saddened by this tragic loss of life and our thoughts and prayers are with the families of those involved. We extend our sincere sympathy and condolences.”

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.

FOR FURTHER INFORMATION, contact:

M. Neale Hickerson,
Vice President, Investor Relations
Holly Corporation
214/871-3555

Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher
212-355-4449